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                                                                    EXHIBIT 10.2
                                   LANCE, INC.

                   2001 LONG-TERM INCENTIVE PLAN FOR OFFICERS

Purposes and Introduction           The primary purposes of the 2001 Long-Term
                                    Incentive Plan for Officers are to:

                                    o        Align executives' interests with
                                             those of stockholders by linking a
                                             substantial portion of pay to the
                                             price of Lance Common Stock.

                                    o        Provide a way to attract and retain
                                             key executives and managers who are
                                             critical to Lance's future success.

                                    o        Increase total pay for executives
                                             and managers to competitive levels.

                                    To achieve the maximum motivational impact, plan goals and the rewards that will be received for meeting those goals will be communicated to participants as soon as practical after the 2001 Plan is approved by the Stock Award Committee.

                                    Each participant will be granted one or more
                                    Awards. Awards will be earned to the extent predetermined goals are attained.

Plan Years                          The period over which performance will be
                                    measured is the Company's fiscal year and the two, three, four and 10 year periods after the date of grant of awards.

Eligibility and Participation       Eligibility in the Plan is limited to
                                    Executive Officers and managers who are key to Lance's success. The Stock Award
                                    Committee of the Board of Directors will review and approve participants nominated by the President and CEO. Participation in one year does not guarantee participation in a following year but will be reevaluated and determined on an annual basis.

                                    Attachment A includes the list of 2001
                                    participants approved by the Stock Award
                                    Committee on January 30, 2001. Initial
                                    awards will be made as soon as possible
                                    after the approval of the 2001 Plan by the Stock Award Committee.

Awards Each participant will be granted Awards expressed as an economic value equal to a percentage of his or her Base Salary. Participants may be assigned to a Performance Tier by position by salary level or based on other factors as determined by the President and CEO. If the job duties of a position change during the year, or Base Salary is increased significantly, the Award shall be revised as


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                                    appropriate.

                                    Attachment A lists the Awards for each
                                    participant for the 2001 Plan Year as
                                    granted by the Stock Award Committee. Awards will be communicated to each participant as close to the beginning of the year as practicable, in writing. Awards will be calculated by multiplying each participant's Base Salary by the appropriate percentages, as described below.

                                    o        Awards shall be calculated as
                                             follows:

                                                             Percentage of Base Salary
                                            Performance Tier     for 2001 Awards
                                            ----------------     ---------------
                                                     1                  *%
                                                     2                  *%
                                                     3                  *%
                                                     4                  *%

                                    o        For 2001, Awards will be allocated
                                             as follows:

                                                              As a Percentage of Base Salary

                                                                                    Restricted Stock
                                                                                    ----------------
                                   Performance        100%       Stock
                                       Tier        of Target    Options      Regular      Performance
                                   -----------     ---------    -------      -------      -----------
                                       1             *%            *%           *%            *%
                                       2             *%            *%           *%            *%
                                       3             *%            *%           *%            *%
                                       4**           *%            *%           *%            *%
                                   --------------

                                    *Target Awards not required to be disclosed.
                                    **Only specified Tier 4 employees receive restricted stock awards.

                                    o To determine the number of shares of stock issued pursuant to each stock option, restricted stock grant and performance restricted stock grant the value of each option is calculated using the Black-Scholes model and each restricted stock grant using compensation adviser's model, subject to certain adjustments.

Long-Term Incentives                Each Participant shall receive stock options
                                    equal to 50% in economic value of his or her Award, 25% in economic value will be in regular restricted stock and 25% in economic value in performance restricted stock.



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                                    Stock options will be nonqualified and will
                                    vest in four equal annual installments
                                    beginning one year after the date of grant and shall be exercisable for 10 years after the date of grant.

                                    Restricted stock will vest as to 50% two years after the date of grant and the balance four years after the date of grant.

                                    Performance restricted stock will vest three years after the date of grant, if the cumulative consolidated earnings per share of Lance, Inc. for the three fiscal years 2001, 2002 and 2003 equal or exceed $* per share.

                                    [*Target not required to be disclosed.]

Form and Timing of                  Awards will be made as soon as practicable
Awards                              after awards are approved by the Stock Award
                                    Committee of the Board of Directors. All awards will be rounded up to the nearest multiple of 50 shares.

Change In Status                    An employee hired into an eligible position
                                    during the year may participate in the plan for the balance of the year on a pro rata basis.

Certain Terminations of             In the event a participant voluntarily
Employment                          terminates employment any award which has
                                    not vested will terminate and be forfeited.
                                    In the event a participant is terminated involuntarily, any award which has not vested will terminate and be forfeited except that stock options which have vested prior to involuntary termination may be exercised within 30 days of termination. In the event of death, stock options shall become fully vested and may be exercised within one year of death. In the event of permanent disability, stock options shall become fully vested and remain exercisable in accordance with the terms of the award.
                                    In the event of normal retirement, stock options which have or will vest within six months of normal retirement will vest and become exercisable in accordance with the terms of the award and may be exercised within three years of normal retirement. In the event of death, disability or normal retirement, restricted stock and performance restricted stock awards which are not vested will be vested pro rata based on the number of full months elapsed since the date of the award. In the event of early retirement, restricted stock awards which are not vested will be vested pro rata based on the number of full months elapsed since the date of the award. In all other cases, awards which have not vested upon termination of employment will terminate and be forfeited.



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Change In Control                   In the event of a Change in Control, the
                                    vesting of awards will be accelerated to fully vest upon the effective date of a Change in Control.

                                    For this purpose, a Change in Control is defined as when any person, corporation or other entity and its affiliates (excluding members of the Van Every Family and any trust, custodian or fiduciary for the benefit of any one or more members of the Van Every Family) acquires or contracts to acquire or otherwise controls in excess of 35% of the then outstanding equity securities of the Company. For the purposes of this plan, the Van Every Family shall mean the lineal descendants of Salem A. Van Every, Sr., whether by blood or adoption, and their spouses.

Withholding                         The Company shall withhold from awards any
                                    Federal, foreign, state, or local income or other taxes required to be withheld.

Communications                      Progress reports should be made to
                                    participants annually, showing performance results.

Executive Officers                  Notwithstanding any provisions to the
                                    contrary above, participation, Awards and prorations for executive officers, including the President and CEO, shall be approved by the Stock Award Committee.

Governance                          The Stock Award Committee of the Board of
                                    Directors of Lance, Inc. is ultimately
                                    responsible for the administration and
                                    governance of the Plan. Actions requiring
                                    Committee approval include final
                                    determination of plan eligibility and
                                    participation, identification of performance goals and final award determination. The decisions of the Committee shall be conclusive and binding on all participants.


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                                  ATTACHMENT A



[Target Awards omitted for participants as target levels not required to be disclosed.]